Comdisco, Inc. and Subsidiaries                                   Exhibit 11.00

COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                               Three Months    Six Months
                                                  ended          ended
                                                 March 31       March 31
                                               ------------    ------------
                                               1999    1998    1999    1998
                                               ----    ----    ----    ----
Average shares outstanding--basic .........     151     152     152     150

Effect of dilutive options (see note 1) ...    --        13    --        12
                                              -----    ----   -----    ----

Average shares outstanding--diluted .......     151     165     152     162
                                              =====    ====   =====    ====

Net earnings (loss) to common stockholders.   $ (56)   $ 37   $ (18)   $ 71
                                              =====    ====   =====    ====

Net earnings (loss) per common share:
           Basic ..........................   $(.37)   $.24   $(.12)   $.47
                                              =====    ====   =====    ====
           Diluted (see note 1) ...........   $(.37)   $.23   $(.12)   $.44
                                              =====    ====   =====    ====


Note 1: In accordance with Statement of Financial Accounting Standards No. 128, no potential common shares are included in the computation of any diluted per-share amount when a loss exists.


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